Exhibit 10.10

CONTRACT FOR THE OPERATION OF SPACES AND ORGANIZATION OF EVENTS

Cádiz, October 30, 2024

GATHERED

On one hand, Mr. Rafael Jesús Contreras Chamorro, of legal age of Spanish nationality, with DNI No. 31.264.896-F, acting on behalf and in representation, as Vice President of the Board of Directors, of CÁDIZ CLUB DE FÚTBOL SAD, with CIF No. A-11013703 and address for the purposes of this document at 11010-Cádiz Plaza de Madrid s/n, hereinafter “CADIZ CF” or “CLUB”.

On the other hand, Mr. Joaquin Martin Perles, of legal age, of Spanish nationality, with ID number 34005384E, acting as CCIRO of NOMADAR, CORP. Spanish Branch, a Spanish company with registered office for the purposes of this contract at Campus “El Madrugador”, Ctra. El Portal A-2002, Km. 1.5, El Puerto de Santa Maria, 11500 and with CIF W0308287B (hereinafter, NOMADAR or the ASSIGNEE).

EXPOSED

I.	WHEREAS the CLUB is an entity of reputed prestige that, among others, has a professional football team, framed in the Spanish National Professional Football League, which plays the Second Division National League Championship, as well as the Copa del Rey and other national and local competitions.
II.	WHEREAS, the CLUB is the concessionaire of the Football Stadium called “Nuevo Mirandilla”, located in Cádiz, Plaza de Madrid s/n (hereinafter, the “Stadium or the “Venue”), and in this capacity is the exclusive owner of the rights of use and enjoyment of the Stadium, having all the material and legal requirements necessary for the programming, contracting and representation in said Venue of live artistic and musical shows or public events, such as concerts and similar, which are the subject of this Contract, during the term of this Contract, without prejudice to the licenses, permits or authorizations that may be required from the TRANSFEREE for each show or event of the aforementioned
III.	WHEREAS NOMADAR is a company specialized in the management, organization and operation of musical, cultural and other events of a commercial nature, with the experience, structure and resources necessary to guarantee the optimal execution of these activities.
IV.	WHEREAS, both parties wish to formalize a contract for the exploitation of the space by which the CLUB entrusts NOMADAR with the exploitation of the spaces of the Stadium and the organization of events, under the terms and conditions detailed in this contract.

By virtue of the foregoing, the parties agree to sign this contract, which will be governed by the following:

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CLAUSES

FIRST. DEFINITIONS

-	Venue: “Venue” shall mean the facilities of the Nuevo Mirandilla Stadium, including the grandstand areas, playing field, changing rooms, technical areas, event areas and any other part of the stadium expressly included in the scope of the Contract. Administrative offices, meeting rooms, press areas, technological areas or any other space intended for the exclusive use of Cádiz CF employees are expressly excluded from this definition, which will not be subject to this transfer. The non-ceded areas will remain under the exclusive control of Cádiz CF during the term of the contract and will be protected by security measures and restricted access to avoid any interference with the normal development of its activities.

-	Event: “Event” shall be understood as any activity of a public or private nature, previously approved by CADIZ CF, which may be held within the Venue during the agreed transfer period. Permitted events include, but are not limited to, concerts, musical performances, non-football sports competitions, cultural festivals, conferences, exhibitions and other entertainment events of a similar nature. It is expressly forbidden to hold events that threaten the reputation or image of CADIZ CF, as well as those that involve political, religious, violent, illegal activities or any type of demonstration that does not conform to the values and principles of the club or put the integrity of the Venue at risk.

SECOND. OBJECT OF THE CONTRACT

2.1. The purpose of this contract is the assignment by CÁDIZ CF to NOMADAR of the commercial exploitation of the Venue, which entails the necessary temporary, non-exclusive transfer of the rights to exploit the spaces of the Nuevo Mirandilla Stadium by CADIZ CF to NOMADAR, as well as the organization and management by NOMADAR of musical events, cultural, commercial and of any other nature that the parties agree upon. The operation will include both events held in the field of play and in the auxiliary areas of the Stadium, including, but not limited to, VIP areas, lounges, terraces and outdoors.

2.2. The organization of the different Events will also include the management of promotional activities, fairs, exhibitions and any other event of commercial interest that allows for the comprehensive exploitation of the space.

2.3. NOMADAR will have the right to commercially exploit the Events it organizes, including the sale of tickets, hiring sponsors, licenses to exploit the image and brand of the Event (in accordance with the limits established in this contract), catering services or temporary concessions of use for third parties, always under the principle of full responsibility towards the CLUB and third parties and must respect the sponsorship and advertising contracts that the CLUB maintains in force.

2.4. The object of this contract will be understood to include the integral execution of each Event, which involves logistical planning, obtaining permits, hiring suppliers and personnel, technical adaptation of the space, promotion of the event, execution of the same, and subsequent dismantling and cleaning, without prejudice to the specific obligations developed in subsequent clauses,

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2.5. However, the assignment for the operation of Events and the subsequent assignment of the exploitation rights, CADIZ CF, or third parties authorized by it, may request the organization of events like the Events at the VENUE during the term of the contract, provided that sufficient notice is given to the ASSIGNEE for each specific case and an agreement is reached between parties for the use of the space, consent that may not be refused if it does not interfere materially and temporarily with the Events programmed by the TRANSFEREE.

2.6. The Parties assume, within the framework of this Contract, the commitments contained in the following clauses, undertaking to provide all the human, technical and material resources necessary to achieve the purpose of this Contract.

THIRD. DURATION OF THE CONTRACT

The duration of this contract will be ten (10) calendar years, counted from the date of its signing, and will remain in force until the full fulfillment of all the obligations assumed by the parties, unless early termination is provided in this document.

Once this period has expired, the contract may be extended for additional periods, after negotiation and express written agreement between the parties, formalized as a contractual addendum. Any intention to extend must be notified at least six (6) months in advance of the initial expiration date.

During its validity, the contract will be understood to be fully enforceable and binding, regardless of the number of events held, it being understood that the effective use of space is not a resolutory or suspensive condition of the commitments assumed, unless expressly agreed otherwise.

In the event of early termination due to default or any other foreseen cause, outstanding obligations arising from scheduled events, ongoing payments or contractual liabilities will continue to be enforceable in accordance with the law.

FOURTH. NOMAD’S OBLIGATIONS

NOMADAR undertakes to assume full operational, administrative, technical and economic responsibility for the events that take place within the framework of this contract. To this end, it is obliged to:

4.1. Comprehensive event management:

NOMADAR undertakes to design, organize and execute the events in the spaces provided by the CLUB, always guaranteeing their economic, legal and technical viability.

●	Design and planning: Develop a detailed plan for the event that includes schedule, necessary resources, staff assignment, technical needs, and contingency plan.

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●	Organization: Coordinate and hire, when appropriate, the external services necessary for the development of the event, such as suppliers of technical equipment, catering, additional security or support personnel.

●	Execution: Ensure the correct implementation of the event as planned, guaranteeing quality experience for attendees and complying with the standards established by the CLUB.

●	Post-event evaluation: Carry out a final analysis on the results and aspects of improvement of each event.

4.2. Compliance:

NOMADAR will guarantee that all events comply with the applicable current regulations, including:

●	Safety and Risk Prevention: Compliance with facility safety laws, including evacuation and fire protection.

●	Environment: taking measures to minimize environmental impact, such as proper waste management and noise emission control.

●	Copyright and intellectual property: Management and payment of licenses or rights necessary for the use of musical works, audiovisuals or any protected content.

●	Capacity and access control: respect the established capacity limits, implementing appropriate access control systems.

●	Noise and timetable standards: compliance with the acoustic limits and schedules stipulated by municipal ordinances or specific regulations.

●	Processing permits: be responsible for obtaining all necessary permits and licenses from the competent authorities, presenting a copy to the CLUB when required.

4.3. Maintenance:

NOMADAR must ensure the good condition of the Stadium facilities during the celebration of the events.

●	Liability for damage: in the event of damage or defects attributable to the management of NOMADAR, it will fully assume the costs of repair or replacement.

●	Delivery of the spaces: at the end of each event, NOMADAR undertakes to deliver the spaces used in the same condition as they were prior to each Event.

●	Cleaning and collection: NOMADAR will assume responsibility for cleaning, waste collection and proper disposal, ensuring that the spaces are completely clear.

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4.4. Civil liability insurance:

NOMADAR undertakes to take out and maintain in force a civil liability insurance that:

●	Cover personal and material damage that may occur during the celebration of the

●	It has a sufficient coverage limit to cover any eventuality arising from the event.

●	Provide the CLUB, sufficiently in advance, with the certificate of insurance coverage and the information relating to the conditions of the policy.

4.5. Promotion and communication:

NOMADAR will design and execute communication and marketing strategies for the promotion of events, always respecting:

●	The terms and conditions established for the use of the image, name and brand of the CLUB, as agreed in the corresponding clause.

●	The obligation to preserve the prestige and reputation of the CLUB, avoiding any communication that may be inappropriate, misleading or harmful.

●	Prior submission of any promotional material that includes references to the CLUB, submitting it for approval in writing.

4.6. Periodic Reports:

NOMADAR undertakes to deliver periodic reports to the CLUB that include:

●	Planning phase: Status of the progress of the design and organization of the

●	Development of the event: Report on compliance with the schedule, incidents and measures adopted.

●	Results: A detailed

Attendance: Number of attendees, demographic profiles, and other relevant metrics.

Financial aspects: Revenues, costs and net profits obtained.

Logistical evaluation: Any operational incidents and suggestions for improvement.

●	The reports must be delivered within established deadlines and in a clear and detailed format, allowing the CLUB to adequately monitor compliance with contractual obligations.

FIFTH. OBLIGATIONS OF THE CLUB

The CLUB assumes the following obligations:

5.1 Assignment of spaces:

The CLUB undertakes to make available to NOMADAR the necessary spaces in the Stadium for the holding of the events. The spaces must be in optimal conditions of use, guaranteeing that they comply with the safety, accessibility and hygiene standards necessary for the correct development of the activities.

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●	The assignment will be made in accordance with the schedule previously agreed between the parties, which will be formalized in writing and may be modified only by mutual agreement and in writing.

●	The CLUB will guarantee the availability of the spaces on the stipulated dates and times, except in cases of force majeure duly justified and communicated in advance.

●	The CLUB must carry out, if necessary, a prior inspection together with NOMADAR to certify that the spaces comply with the agreed specifications.

5.2 Cooperation:

The CLUB will provide the necessary internal permits and authorizations for the celebration of the events organized by NOMADAR.

●	If required, the CLUB will act as an intermediary with third parties, such as public administrations, external service providers or regulatory entities, to expedite the obtaining of the necessary permits or licenses for the realization of the event.

●	The CLUB will collaborate in good faith in the resolution of possible contingencies that may arise in the administrative or logistical management of events.

5.3 Image Usage:

The CLUB authorizes NOMADAR to use its image, name, brand and/or logos, exclusively for purposes related to the promotion, advertising and dissemination of events organized in collaboration with the CLUB.

●	The use of the image of the CLUB must be previously approved in writing, detailing the scope, means and duration of use.

●	In no case may the image of the CLUB be used for purposes not agreed upon or that may damage the reputation and image of the CLUB.

●	Any graphic, audiovisual or communication material that incorporates the image of the CLUB must be submitted to review and approval before publication or dissemination.

5.4 Access to resources:

The CLUB will provide NOMADAR with access to the essential resources and services of the Stadium necessary for the development of the events, under the economic, technical and logistical conditions agreed between the parties. Resources include, but are not limited to:

●	Electricity: sufficient electricity supply to cover the technical and operational needs of the event.

●	Drinking water: access to water points for operational or emergency needs.

●	Internal security: security and access control services within the Stadium, in accordance with the protocols established by the CLUB.

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●	Internet connection: access to a stable and high-capacity internet network if necessary for the development of the event.

●	Any additional resources required by NOMADAR must be requested in advance and may involve additional costs that will be previously negotiated.

5.5 Operational Support:

The CLUB will appoint a liaison team composed of qualified individuals who will act as coordinators between the CLUB and NOMADAR during the following phases:

●	Pre-event planning: providing information, documentation and access to resources.

●	Event execution: ensuring fluid communication and resolving incidents that may arise in real time.

●	Post-event: coordinating dismantling, cleaning, inspections and closure of facilities, ensuring that the use of the Stadium is restored to its original state.

●	This team will act with due diligence and ensure a timely response to NOMADAR’s needs.

SIXTH. ASSIGNEE’S REPRESENTATIONS AND WARRANTIES

6.1 THE ASSIGNEE expressly and irrevocably declares and guarantees to CADIZ CLUB DE FÚTBOL the following:

i. That he/she knows and accepts, without reservation of any kind, the characteristics (physical and technical), as well as the current state of use and conservation of the Stadium, expressly accepting them, and stating that it has his/her approval to use it for the purposes object of this Contract and undertakes to use and preserve it in perfect condition of use and conservation.

ii. That it will be solely and exclusively responsible for every one of the activities, actions and/or inherent actions, either directly and/or indirectly, within the framework of the effective and total assembly, installation, promotion, promotion, marketing, advertising, production, celebration, dismantling and/or uninstallation of the Event to be held at the Stadium. Consequently, it will be responsible for the actions carried out by any third party subcontracted by the ASSIGNEE for the final provision of any service within the framework of the actions.

iii. That it will be solely and exclusively responsible for any sanction and/or compensation for damages that may eventually arise or may be caused, either directly and/or indirectly, by the effective and total assembly, installation, promotion, promotion, promotion, marketing, advertising, production, celebration, dismantling and/or uninstallation of the Event.

iv. That it has all the material, human, technical and economic resources for the purposes of ensuring the effective programming, organization, assembly, installation, promotion, promotion, promotion, marketing, advertising, production, celebration, dismantling and uninstallation of the Event during the entire period of validity of this Contract, being able to dispose of these means both directly and indirectly, through its subsidiary or the entities that make up its operational structure.

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v. That it will be solely and exclusively responsible to CADIZ CLUB DE FUTBOL, as well as to any third party, for all accidents that may eventually be suffered by the personnel who carry out the actions aimed at the assembly, installation, celebration, dismantling and uninstallation of the Event, the volunteer staff of the Event and the public attending each of them, as well as any damage and/or harm that all of them may cause to people or things due to or due to the assembly, installation, celebration, disassembly and uninstallation of the Event.

6.2 The CLUB shall have the right to verify, at any time, the veracity and the correct, complete and effective compliance with the representations and warranties, as well as the obligations contained in this Agreement.

6.3 Based on the representations and guarantees contained in this clause, THE ASSIGNEE undertakes and undertakes to indemnify and compensate CADIZ CLUB DE FUTBOL for any damages, including claims by third parties, and/or fines and/or administrative and/or criminal sanctions, which, where appropriate, may arise for CADIZ CLUB DE FUTBOL, due to the non-compliance, falsehood and/or inaccuracy of the representations and guarantees contained therein.

SEVENTH. ECONOMIC CONDITIONS

NOMADAR undertakes to assume in full all those expenses incurred by the CLUB that are necessary and duly justified to guarantee the correct exploitation of the space subject to this contract.

This obligation includes, but is not limited to, all costs associated with technical, logistical, maintenance, cleaning, supplies, security, personnel, insurance, licenses and any other service or action essential to ensure the correct provision of the service and the proper development of the contracted activity.

Likewise, any expense derived from legal, technical or administrative requirements that CÁDIZ C.F. must face due to the activity that is the subject of this agreement will also be fully reimbursed by NOMADAR, upon presentation of the appropriate supporting documents. To clarify doubts, this includes any costs of a fiscal or tax nature (including direct or indirect taxes that may eventually be claimed from the club) that CÁDIZ CF may incur in the future because of the execution and/or execution of this contract.

The CLUB will issue invoices or refund requests, which must be paid by NOMADAR within a period of no more than thirty (30) calendar days from their receipt, unless there is a reasonable cause for discrepancy.

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OCTAVE. FORCE MAJEURE

If, due to any fortuitous event or force majeure, understood as those that are either not foreseeable or that being foreseeable cannot be avoided, one or more of the events that constitute the purpose of this contract cannot be held, the contract will be automatically terminated with respect to the event or events that could not have been carried out for such reason. Force majeure shall be understood to include the cases of strikes by suppliers, transport and services, failures in transport systems, failures in communication systems and/or computer networks except those owned by NOMADAR, natural disasters, floods, storms, and disturbances.

In the event of the occurrence of the cases described herein, CADIZ CF will deliver to NOMADAR all the amounts received, without prejudice claiming the costs already incurred.

NOVENA. LIABILITY INSURANCE POLICIES

9.1. THE ASSIGNEE undertakes and obliges, expressly and irrevocably, to contract, formalize and keep fully in force during the respective periods of assembly, installation, celebration, dismantling and uninstallation of the Event, before insurance companies of recognized international solvency, the corresponding policies necessary for the purpose of guaranteeing, by means of sufficient amounts, all the associated risks, either directly and/or indirectly, to the aforementioned actions, actions and/or activities of assembly, installation, celebration, dismantling and uninstallation of the Event. The aforementioned civil liability policies must cover both those risks inherent to the Venue itself and regardless of whether they are of a structural nature or not, and the integral elements and contents in the interior space of the same, as well as the personnel and/or collaborators of the TRANSFEREE linked to the tasks of execution and development of this Contract and the public attending the Event organized by said entity in the same Stadium.

9.2. The scope of the coverage and purpose of the corresponding civil liability policies relating to the Event will require the express written approval of CADIZ CLUB DE FUTBOL. For this purpose, THE ASSIGNEE will provide a copy of it together with the corresponding Event Project. Subsequently, and at the express request of CADIZ CLUB DE FUTBOL, the assignee must provide CADIZ CLUB DE FÚTBOL with all the documentation that may be necessary for the purpose of proving compliance with the conditions of the mandatory civil liability policies, their validity, payment of premiums and their sufficiency.

TENTH. TERMINATION OF THE CONTRACT

Without prejudice to the legally established causes for termination of the contract, this Agreement may be terminated as follows:

10.1. Either Party may terminate this Agreement if the other Party seriously breaches any of its obligations under this Agreement and such breach is not remedied within fifteen (15) calendar days following the date on which the Complying Party has reliably required the defaulting Party to comply with it. all without prejudice to the application of compensation for damages that may be appropriate for this purpose.

10.2. CADIZ CF may terminate this Contract, at any time, by sending the ASSIGNEE, with a notice of fifteen calendar days, of the corresponding notification to that effect, in the event that NOMADAR itself fails to comply with the legislation in force at any time, as well as in cases in which, with its actions or any facts related to the activity of NOMADAR, may damage the image, name and/or reputation of CADIZ CF, all without prejudice to the application of the compensation for damages that may be appropriate for this purpose.

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When the date of termination or termination of the Contract arrives, early or not and for any reason, if any of the Parties has any obligation pending compliance, even after the Contract has ended, they will be obliged to: its strict compliance without this implying, in any case and under any circumstances, an extension of the Contract.

10.3. Upon termination or termination of this Agreement and within a period not exceeding seven (7) business days from such date, the parties shall, each at its sole expense, expense and responsibility:

●	Deliver all documentation and information in connection with the execution of this Agreement, computer system files and backup copies of information and/or documentation directly or indirectly related to NOMADAR.

●	Cease to exercise the rights and commitments conferred under this Agreement.

ELEVENTH. INDUSTRIAL AND INTELLECTUAL PROPERTY RIGHTS

11.1. CADIZ CF states that trademarks and other distinctive signs are duly protected, in accordance with the Industrial and Intellectual Property regulations in force in Spain and throughout Europe. The rights of use of trademarks, distinctive signs and industrial and intellectual property rights may never be considered a license to use them by NOMADAR, and such use must be limited to the terms of this agreement, solely and exclusively for the duration of the same, so that, at the end of the validity of this agreement, NOMADAR, in a total and absolute manner, will cease the right to use the aforementioned trademarks and rights.

11.2. All the rights inherent to the image and/or trademark of CADIZ CF that may be assigned by virtue of this agreement, as well as their possible economic exploitation, belong exclusively to CADIZ CF, and may not be understood to be transferred in any case to NOMADAR.

TWELFTH. CONFIDENTIALITY AND PERSONAL DATA

As it is necessary, for the provision of the services described in this agreement, the processing of personal data and in compliance with the provisions of Organic Law 3/2018, on the Protection of Personal Data and guarantee of digital rights, of 5 December 2018 (LOPDGDD) and EU Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons in with regard to the processing of personal data and the free movement of these data and repealing Directive 95/46/EC (GDPR), a specific contract will be entered into in the field of Data Protection where the relationship between CADIZ CF as Data Controller, and NOMADAR, CORP., as Data Processor, will be formalized.

Likewise, in accordance with the regulations, the legal representatives of the signatory parties accept the processing of the personal data collected in this agreement for the purposes related to the services described therein and their administrative accounting management. The lawfulness of this processing has the legal basis set out in Article 6, 1 b) of the GDPR as the processing is necessary for the performance of a contract to which the data subject is a party.

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Personal data will be kept for the duration of the contractual relationship. Once this relationship has ended, your data may continue to be kept complying with any applicable legal obligation and to deal with any claims until the maximum limitation period for the actions that may arise from this relationship. After the limitation periods have elapsed, the personal data will be deleted.

The interested parties may exercise their rights of access, rectification, deletion and opposition, limitation of processing, data portability and not to be subject to automated individualized decisions (including profiling), by sending a signed request by post with the subject “Data Protection”, to the addresses indicated in the header and to CADIZ CF also to dpd@cadizcf.es , where you can also contact your Data Protection Officer.

If the parties consider that their rights have been violated, they may exercise the right to file a complaint with the Spanish Data Protection Agency (www.aepd.es).

THIRTEENTH. CORPORATE IDENTITY

All elements and supports of the logo of CÁDIZ CF and/or of the sponsors that NOMADAR must use, will be made with the prior approval of CÁDIZ CF. The same will happen in the use of the name and/or colors of Cádiz CF and the different brands owned by the Club.

FOURTEENTH. CESSION

The Parties may not assign their position in this Agreement, nor the rights or obligations arising therefrom in their favor or at their expense, without the written consent of the other Party.

FIFTEENTH. MODIFICATIONS

Any circumstance, condition or provision related to the subject matter of this Agreement that has not been expressly provided for herein, as well as any modification, extension or adaptation that may be necessary during the execution of the same, must be expressly agreed in writing by NOMADAR and CADIZ CF.

To be valid, any additional agreement or contractual modification must be formalized by means of a written document signed by both Parties and attached as an annex to this Agreement, thus forming an integral and binding part of it.

SIXTEENTH. NOTIFICATIONS

All notices, requirements, requests and other communications to be made by the Parties in relation to this Agreement shall be in writing and shall be deemed to have been duly made when they have been sent by e-mail to the following addresses:

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●	On behalf of NOMADAR: Javier.moreno@nomadar.com and everything related to administration, organization and management.

●	On behalf of CADIZ CF: daragon@cadizcf.es , bgonzalez@cadizcf.es for everything organization and management; and administracion@cadizcf.es for everything related to administration.

SEVENTEENTH. CRIMINAL LIABILITY OF LEGAL PERSONS

The Parties declare that they have sufficient measures in their respective internal organizations to control, prevent and stop the commission of any type of conduct that could be considered a criminal offense, committed by means or under the cover of the legal entity itself and/or through any natural person who is a member or dependent of them.

For the purposes of the foregoing paragraph, NOMADAR and THE ASSIGNEE declare that their actions within the scope of this contract will be always governed by the principles of contractual good faith and suitably subject to Law, so that at no time will they participate or collaborate in the commission of any conduct that could be criminalized in the legal system.

EIGHTEENTH. EXPENSES AND TAXES

All public listing expenses and, where applicable, indirect taxes derived from the execution of this Contract will be borne by the Parties according to Law.

NINETEENTH. JURISDICTION AND APPLICABLE LEGISLATION

This contract will be governed by Spanish law. The parties agree to submit any dispute arising out of this agreement to the jurisdiction of the courts and tribunals of [city].

And as proof of conformity, they sign this contract in duplicate and for a single purpose, at the place and date indicated.

For Cádiz Club de Fútbol, S.A.D.

/s Mr. Rafael Jesús Contreras
Chamorro

By NOMADAR CORP
/s/ Mr. Joaquin Martin Perles

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